Exhibit 10.1
EXECUTION VERSION
VOTING AGREEMENT
     This VOTING AGREEMENT dated as of July 21, 2010 (this “Agreement”) is by and among LANCE, INC., a North Carolina corporation (“Lance”) and Michael A. Warehime, individually (“MAW”), Patricia A. Warehime, individually (“PAW”) and Charles E. Good (“CEG”) in his capacity as: Trustee for the Elizabeth Ann Warehime Trust dated 12/21/92; Trustee for the Elizabeth Ann Warehime Trust dated 12/31/90; Trustee for the Michael A. Warehime 2010 Trust FBO Harrison Michael Rupp; Trustee for the Michael A. Warehime 2010 trust FBO Margaret Ann Mininger; Trustee for the Michael A. Warehime 2010 GRAT; Trustee for the Michael A. Warehime SOH GRAT; Vice President with the authority to vote the shares held by Warehime Enterprises, Inc. and Vice President with the authority to vote the shares held by MAW Associates, LP (the “CEG Entities”).
RECITALS
     A. Lance and Lima Merger Corp., a Pennsylvania corporation (“Merger Sub”) have entered into an Agreement and Plan of Merger dated July 21, 2010 (the “Merger Agreement”) with Snyder’s of Hanover, Inc., a Pennsylvania corporation (“Snyder’s”), pursuant to which Merger Sub will merge with and into Snyder’s.
     B. As a condition to Lance’s willingness to enter into the Merger Agreement, Lance has required that MAW, PAW and CEG (the “Voters”) enter into this Agreement.
     C. MAW owns and has the right to vote in his individual capacity, 84,965 shares of Class A Common Stock of Snyder’s. PAW owns and has the right to vote in her individual capacity, 7,350 shares of Class A Common Stock of Snyder’s. CEG has the right to vote 53,175 shares of Class A Common Stock of Snyder’s owned by the CEG Entities. A total of 145,490 shares are voted by MAW, PAW and CEG (collectively, the “Subject Shares”).
     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
     1. Agreement to Vote Shares; Additional Purchases.
          1.1. Agreement to Vote Shares. At every meeting of the shareholders of Snyder’s, and every adjournment or postponement thereof, at which the approval of the Merger Agreement and/or the transactions contemplated thereby are considered, and on every action or approval by written consent of the shareholders of Snyder’s with respect to such matters, the Voters shall appear at such meeting and vote (or cause to be voted), solely as a shareholder of Snyder’s, all the Subject Shares (a) in favor of the adoption and approval of the Merger Agreement and/or the transactions contemplated thereby and (b) against any action or agreement that would reasonably be expected to prevent, prohibit, or materially delay the consummation of, or materially change the terms and conditions of, the Merger. Notwithstanding the foregoing, the Voters’ obligation under this Section 1.1 shall be stayed if the Merger Agreement is amended or breached in a material respect by Lance.

          1.2. Agreement to Retain Shares. The Voters shall not, directly or indirectly, sell, transfer, contract to sell, assign, exchange, hypothecate, pledge, encumber, grant a security interest in, hedge or otherwise dispose of any or all of the Subject Shares or any interest in the Subject Shares, unless he or she retains the right to vote such shares in accordance with Section 1.1.
     2. Representations and Warranties of the Voters. The Voters (i) have the exclusive right to vote all the Subject Shares at any and all meetings of the shareholders of Snyder’s for whatever purpose called or held, and in any and all proceedings whether at meetings of the shareholders of Snyder’s or otherwise, and to give written consents in lieu of voting the Subject Shares at a meeting, on any and all matters for which the vote or written consent of the Class A Shareholders is required or authorized by law, and is entitled to exercise all rights of every kind granted to the Class A Shareholders; and (ii) have full power and authority to execute, deliver and perform the terms of this Agreement. This Agreement has been duly executed and delivered by the Voters and constitutes the legal, valid and binding obligation of the Voters, enforceable against the Voters in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity (regardless of whether considered in proceedings at law or in equity). The execution, delivery and performance of this Agreement does not violate or conflict with the articles of incorporation or bylaws of Snyder’s.
     3. Termination. This Agreement shall terminate and shall have no further force or effect upon the earlier to occur of (i) the Effective Date under the Merger Agreement, or (ii) the termination of the Merger Agreement pursuant to the terms thereof (the “Expiration Date”).
     4. Miscellaneous.
          4.1. Binding Effect; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, as the case may be. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except for an assignment to any lender to Lance as security for obligations to such lender. Any attempted assignment in violation of this Section 4.1 shall be null and void. This Agreement shall not confer any rights on any person who is not a party to this Agreement other than the other parties constituting “Sellers” under the Purchase Agreement.
          4.2. Notices. Any notice, statement, demand or other communication required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically confirmed, or by nationally-recognized overnight courier, receipt confirmed. Notices to Lance and the Voters shall be addressed to the below addresses, or to such other addresses and to the attention of such other person as Lance or the Voters, as applicable, may designate by written notice to the other party in the manner provided in this Section.

To Lance:	Lance, Inc.
13024 Ballantyne Corporate Place

Suite 900
Charlotte, NC 28277
Facsimile No.: (704) 554-5586 and (704) 557-8197

With a copy to:	K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Attn.: Alec Watson
Facsimile No.: (704) 353-3182

To MAW or PAW:	Michael A. Warehime
c/o Snyder’s of Hanover, Inc.
1250 York Street
Hanover, PA 17331
Facsimile No.: (717) 632-7207

To CEG:	Charles E. Good
c/o Snyder’s of Hanover, Inc.
1250 York Street
Hanover, PA 17331
Facsimile No.: (717) 632-7207

With a copy to:	Eckert Seamans Cherin & Mellott, LLC
600 Grant Street, 44th Floor
Pittsburgh, PA 15219
Attn: John J. Kearns, III, Esquire
Facsimile No.: (412) 566-6099
     Any notice, statement, demand or other communication shall be deemed given (i) on the date three business days after it shall have been mailed, if sent by certified mail, (ii) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (iii) on the next business day if it shall have been sent by a nationally-recognized overnight courier service.
          4.3. Entire Agreement; Amendment. This Agreement (and the Merger Agreement) represent the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. No termination, waiver, modification, amendment or supplement to this Agreement shall be binding unless in writing and signed by Lance and all of the Voters.
          4.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflicts of law. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Pennsylvania state or federal court of appropriate jurisdiction in any action arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Pennsylvania state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties further agree, to the extent permitted by applicable law, that any final and nonappealable judgment against any of them in any action referred to above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement.
          4.5. Interpretation. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated and the neuter gender shall include the feminine or masculine gender. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.
          4.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.
          4.7. Further Assurances. The Voters hereby covenant and agree that at any time and from time to time after the execution of this Agreement through the Expiration Date, they shall, upon the request of Lance, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts or documents as may be reasonably required to carry out the transactions contemplated by this Agreement.
          4.8. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf transmission shall be effective as delivery of a manually executed counterpart. Any party executing this Agreement by facsimile or pdf transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile or pdf transmission.

          4.9. Specific Performance. The Voters recognize and acknowledge that a breach of covenants or agreements contained in this Agreement will cause Lance to sustain irreparable damage for which Lance would not have an adequate remedy at law for money damages. Therefore, the Voters agree that, in the event of any such breach or threatened breach, Lance shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Voters further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Lance shall be entitled to recover its attorneys’ fees and all of its costs and expenses in enforcing this Agreement.
          4.10. No Waiver. No failure or delay on the part of any of the parties in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.
[Signatures appear on next page]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

Lance, Inc.

By:	/s/ David V. Singer
Name:	David V. Singer
Title:	President and Chief Executive Officer

/s/ Michael A. Warehime

Michael A. Warehime, individually

/s/ Patricia A. Warehime

Patricia A. Warehime, individually

/s/ Charles E. Good

Charles E. Good, in his capacity as Trustee or Vice President of the CEG Entities